UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 25, 2025

Aris Water Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40955	87-1022110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9651 Katy Freeway, Suite 400

Houston, Texas 77024

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:

(832) 304-7003

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.01 par value per share	ARIS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 25, 2025, Aris Water Holdings, LLC (the “Issuer”), a subsidiary of Aris Water Solutions, Inc., the subsidiary guarantors named therein (the “Guarantors”) and Computershare Trust Company, N.A., as trustee (the “Trustee”), entered into an indenture (the “Indenture”), pursuant to which the Issuer issued $500 million aggregate principal amount of the Issuer’s 7.250% Senior Notes due 2030 (the “Notes”). The Notes are unconditionally guaranteed on a senior unsecured basis by the Guarantors.

Interest and Maturity

The Notes will mature on April 1, 2030, and interest on the Notes is payable semi-annually in arrears on each April 15 and October 15, commencing October 15, 2025, to holders of record on the April 1 and October 1 immediately preceding the related interest payment date, at a rate of 7.250% per annum; provided that the final interest payment date will be April 1, 2030 and the record date for the final interest payment will be March 15, 2030.

Optional Redemption

At any time prior to April 15, 2027, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes (including any additional notes) issued under the Indenture, upon not less than 10 or more than 60 days’ notice, at a redemption price of 107.250% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date, with an amount of cash not greater than the net cash proceeds of one or more equity offerings; provided that: (i) at least 60% of the aggregate principal amount of the Notes originally issued under the Indenture (excluding the Notes held by the Issuer and its subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (ii) the redemption occurs within 180 days of the date of the closing of such equity offering. In addition, at any time prior to April 15, 2027, the Issuer may redeem all or a part of the Notes, upon not less than 10 or more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus an applicable make-whole premium and accrued and unpaid interest, if any, to, but excluding, the redemption date.

On or after April 15, 2027, the Issuer may redeem all or a part of the Notes, upon not less than 10 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of each year indicated below:

Year	Redemption Price
2027	103.625%
2028	101.813%
2029	100.000%

Change of Control

If a Change of Control (as defined in the Indenture) occurs, the Issuer will make an offer to each holder of the Notes to repurchase all or any part of that holder’s Notes for cash at a price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase.

Certain Covenants

The Indenture contains covenants that, among other things and subject to certain exceptions, limit the Issuer’s ability and the ability of its restricted subsidiaries to: (i) pay distributions on equity interests, repurchase equity interests, redeem subordinated indebtedness or make certain investments; (ii) incur, assume or guarantee additional indebtedness or issue disqualified equity; (iii) create liens to secure indebtedness; (iv) make distributions, loans or other asset transfers from the Issuer’s restricted subsidiaries; (v) consolidate or merge with or into, or sell all or substantially all of the properties or assets of the Issuer or its restricted subsidiaries to, another person; (vi) enter into transactions with affiliates; and (vii) designate a subsidiary as an unrestricted subsidiary.

Events of Default

The Indenture contains customary events of default, including, among other things, failure to make required payments, failure to make a Change of Control Offer or an Asset Sale Offer (as such terms are defined in the Indenture) within the required time, failure to comply with certain agreements or covenants, failure to pay or acceleration of certain other indebtedness, a guarantee being held unenforceable or invalid, certain events of bankruptcy and insolvency, and failure to pay certain judgments. An event of default under the Indenture will allow either the Trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding Notes to accelerate the amounts due under the Notes.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of 7.250% Senior Notes due 2030, which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of March 25, 2025, by and among Aris Water Holdings, LLC, the guarantors named therein and Computershare Trust Company, N.A., as trustee.

4.2	Form of 7.250% Senior Notes due 2030 (included as Exhibit A in Exhibit 4.1).

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2025

ARIS WATER SOLUTIONS, INC.

By:	/s/ Stephan E. Tompsett
Name:	Stephan E. Tompsett
Title:	Chief Financial Officer